Exhibit 99.1

Kimball Electronics, Inc. Announces Retirement of Directors Christine M. Vujovich and Thomas J. Tischhauser

JASPER, Ind., Sept. 9, 2019 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the pending retirement of Christine M. Vujovich and Thomas J. Tischhauser from its Board of Directors (the “Board”).

On September 5, 2019, Ms. Vujovich and Mr. Tischhauser notified the Company and the Board of their respective decisions not to stand for re-election at the 2019 Annual Meeting of Share Owners to be held on November 7, 2019. Their terms will expire upon the conclusion of the annual meeting. Ms. Vujovich and Mr. Tischhauser served as directors of the Company’s former parent Kimball International, Inc. and have served on the Board of the Company since its spin-off from Kimball International, Inc. in October 2014.

“Speaking on behalf of our Board, we cannot thank Tina and Tom enough for their steady leadership as we began our journey as an independent public company. In addition, their service as directors of Kimball International paved the way for a successful spin-off. They have truly been outstanding representatives for the Share Owners of the Company and their wisdom, dedication, and sense of humor will be sorely missed,” said Don Charron, Chairman of the Board and Chief Executive Officer.

The Company intends to replace both directors.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

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